EXHIBIT 10.23
Brady Corporation
6555 West Good Hope Road
P.O. Box 571
Milwaukee, WI USA
53201-0571

February 19, 2020

Andrew Gorman

Dear Andrew,

Congratulations and I am very pleased to offer you the position of General Counsel and Corporate Secretary reporting directly to me.

Your start date will be on a mutually agreed upon date at which time you will become eligible for salary and benefits. If you accept this offer, this letter establishes the terms and conditions of your employment with the Company.

Annual Base Salary. Your annual based salary will be $300,000 payable in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. Pay increases will be reviewed annually.

Sign-On Bonus. Within 30 days of your start date, you will be paid a one-time sign-on bonus in the gross amount of $50,000, which is subject to applicable withholding taxes. This bonus is considered eligible earnings for deferrals to the Brady 401(k). Should you voluntarily terminate your employment within a period of one year from your start date, you will be required to pay the amount back in its entirety.

Annual Bonus Plan. You are eligible to participate in Brady’s annual incentive program. Bonus awards are based on attainment of specified Company operating and financial goals as well as achievement of defined individual objectives. Your targeted annual incentive opportunity is 50% of annual base salary with upside potential to 289% of this target depending on individual performance and corporate results, prorated based on your hire date.

New Hire Sign-On Equity Grant. You will receive a sign-on equity grant of restricted stock units with a grant value of $250,000 to be granted on your hire date. This grant will vest in equal installments on the first, second and third anniversary of the grant. The terms and conditions of the award are set forth in the award agreement.

Annual Stock Incentives. As a key employee of Brady, you are eligible to participate in Brady’s annual equity incentive program. For fiscal 2020, a recommendation will be made to the Board of Directors and, if approved, this September 2020, you will receive a stock incentive award with a grant date value of $230,000. The grant is a combination of non-qualified stock options, restricted stock units (RSUs) and performance restricted stock units (PSUs). Thirty-three and one-third percent (33-1/3%) of the equity award value is in the form of non-qualified stock options, 33-1/3% in the form of restricted stock units (RSUs) and 33-1/3% in the form of performance restricted stock units (PSUs).

You will be required to acquire and hold, directly or indirectly shares equal to 2 times your base salary within the next five (5) years. Your future grants count towards meeting this requirement. No selling of company stock is allowed (other than as withholding or sale for taxes at your highest applicable tax rate) until the guideline has been satisfied. The terms and conditions of the award are set forth in the award agreement.

Relocation. You are eligible for the full homeowner’s relocation package. Please reference the attached Homeowner’s Relocation Policy for details. In addition to the benefits outlined in the Homeowner’s Relocation

Policy, you will also be eligible for a total of six (6) months of temporary housing and a total of six (6) months of storage of your household goods.

You will also be granted an equity award of restricted stock units with a value of $50,000 if the loss on your current home sale exceeds $50,000. The restricted stock units, if granted, will vest in equal installments on the first, second and third anniversary of the grant date.

Employee Benefits. As an employee of Brady, you will be eligible for an excellent package of employee benefits, which include medical, dental, vision, life insurance, and other programs. Please see the attached Summary of Executive Benefits for full details.

Vacation and Holidays. You are eligible for vacation in accordance with the policy in effect for the location at which you will be based. You are eligible for 4 weeks of vacation annually until your service qualifies you for the next higher level in accordance with policy. Your eligibility for this year will be prorated based on full months of employment in the calendar year of measurement. In addition, you will enjoy 9 company paid holidays and 3 floating holidays.

As a condition of your employment, you will be required to sign the enclosed Employee Non-Compete and Non-Disclosure Agreement.

* * *

I hope this letter conveys our sincere interest in having you join Brady Corporation. I am confident that you will be challenged and offered many opportunities for personal and professional growth. We are looking forward to the unique skills you will bring to our team. This offer is contingent upon the satisfactory completion of US employment eligibility verification, reference check, background check, and drug screen.

If you choose to accept our offer to join Brady Corporation, please sign and return a copy to Helena Nelligan via email at helena_nelligan@bradycorp.com.

Sincerely,

/s/ J. MICHAEL NAUMAN
J. Michael Nauman
President and Chief Executive Officer

ACKNOWLEDGEMENT

I acknowledge that I have carefully read this agreement and that I understand and accept the terms and conditions of this offer of employment with Brady Corporation.

/s/ ANDREW T. GORMAN	February 19, 2020
Andrew T. Gorman	Date